Exhibit 99.1
------------



                  SMSC BUYS OUT MINORITY INTEREST IN SMSC JAPAN

       100% Ownership Underscores SMSC's Commitment to the Japanese Market

Hauppauge,  NY - January 14, 2004 - Standard  Microsystems  Corporation (Nasdaq:
SMSC) today announced that it has purchased the minority interest in SMSC Japan from Sumitomo Metal Industries, Ltd. (Sumitomo), resulting in an increase in SMSC's book value by approximately $0.35 per share. Prior to this purchase, Sumitomo owned 20% of the issued and outstanding common stock and all of the non-cumulative, non-voting 6% preferred stock of SMSC Japan. As a result of this transaction, SMSC Japan has become a wholly owned subsidiary of SMSC.

"The decision to move to 100% ownership of SMSC Japan further strengthens our global infrastructure," said Steven J. Bilodeau, Chairman, President and Chief Executive Officer. "SMSC Japan has long been considered a key contributor to our efforts in building global market share. Completion of this transaction enhances our ability to capitalize on emerging business opportunities in consumer applications for networking and USB connectivity, and for PC I/O applications as the market for desktop and notebook PCs grows in Japan."

"We are pleased to complete the transition of becoming a wholly owned subsidiary of SMSC," said Yasuo Suzuki, President of SMSC Japan. "Our organization in Japan has grown to over 40 highly qualified employees and revenues in Japan now account for nearly 20% of SMSC's consolidated revenues. We believe this change will enable us to better serve our customers and further our contribution to the success of SMSC."

The minority interest, which was carried at $11.8 million on SMSC's Consolidated Balance Sheet, was repurchased from Sumitomo for approximately $5.1 million. The excess of the carrying value over the purchase price will be reported as a Gain on Redemption of Preferred Stock of Subsidiary within Net Income Available to Common Shareholders on the Company's Statement of Operations for the three months ended February 29, 2004.


About SMSC:

SMSC provides Real World Connectivity(TM) solutions for high-speed communication and computing applications. Leveraging a broad intellectual property portfolio, the Company thrives at the intersection of software, silicon and customized OEM applications. Through the integration of its leading-edge digital, mixed-signal and analog functionality and software expertise, SMSC delivers complete solutions that monitor and manage computing systems and connect peripherals to computers and to one another.

The Company is the world's leading provider of Advanced Input/Output (I/O) hardware and software solutions ranging from legacy PC I/O to leading-edge system management functionality. Through high-speed serial interfaces, including USB 2.0 and embedded Ethernet, SMSC delivers faster and higher-bandwidth peripheral connections for a wide range of products such as memory card readers, mass storage devices, digital cameras and keyboards and enables innovative high-speed networking functionality for consumer electronics, set-top boxes, printers and copiers, wireless routers, gaming machines, security and surveillance systems, car navigation systems, and more.

SMSC, a fabless semiconductor supplier, is based in Hauppauge, New York and maintains offices worldwide, including locations in North America, Taiwan, Japan, Korea, China and Europe. SMSC operates engineering design centers in Phoenix, AZ, Tucson, AZ, Hauppauge, NY and Austin, TX. More information about the Company is available on the World Wide Web at http://www.smsc.com.

Forward Looking Statements:

Except for historical information contained herein, the matters discussed in this announcement are forward-looking statements about expected future events and financial and operating results that involve risks and uncertainties. These include the timely development and market acceptance of new products; the impact of competitive products and pricing; the effect of changing economic conditions in domestic and international markets; changes in customer order patterns, including loss of key customers, order cancellations or reduced bookings; and excess or obsolete inventory and variations in inventory valuation, among others. Such statements are qualified in their entirety by the inherent risks and uncertainties surrounding future expectations and may not reflect the potential impact of any future acquisitions, mergers or divestitures.

SMSC competes in the semiconductor industry, which has historically been characterized by intense competition, rapid technological change, cyclical market patterns, price erosion and periods of mismatched supply and demand. In addition, sales of many of the Company's products depend largely on sales of personal computers and peripheral devices, and reductions in the rate of growth of the PC and Embedded markets could adversely affect its operating results. SMSC conducts business outside the United States and is subject to tariff and import regulations and currency fluctuations, which may have an effect on its business. All forward-looking statements speak only as of the date hereof and are based upon the information available to SMSC at this time. Such information is subject to change, and we will not necessarily inform you of such changes, except as required by law. These and other risks and uncertainties, including potential liability resulting from pending or future litigation, are detailed from time to time in the Company's reports filed with the SEC. Investors are advised to read the Company's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission, particularly those sections entitled "Other Factors That May Affect Future Operating Results" for a more complete discussion of these and other risks and uncertainties.

Standard Microsystems and SMSC are registered trademarks, and Real World Connectivity is a trademark, of Standard Microsystems Corporation. Product names and company names are trademarks of their respective holders.

Contact:

Carolynne Borders
Director of Corporate Communications
Standard Microsystems Corporation
Voice: 631-435-6626
Fax: 631-273-5550
carolynne.borders@smsc.com